Exhibit 2.1

AMENDMENT

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT, dated as of November 19, 2013 (the “Amendment”), to that certain Asset Purchase Agreement, dated as of September 27, 2013, by and between MOBILE DATA SYSTEMS, INC., a New York corporation located at 110 Lake Avenue South, Suite 35, Nesconset, New York 11767 (the “Seller”), and MOJO DATA SOLUTIONS, INC., a Puerto Rico corporation located at 2105 Plantation Village, Dorado, Puerto Rico 00646 Dorado, Puerto Rico 00646 (“MOJO” or the “Purchaser” and together with the Seller, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of September 27, 2013 (the “Purchase Agreement”), pursuant to the Purchaser has agreed to purchase the Assets of the Seller and Seller has agreed to sell the Assets to the Purchaser, subject to the terms and conditions of the Purchase Agreement;

WHEREAS, pursuant to Section 1.5 of the Purchase Agreement, the Parties agreed that that Closing Date shall in no event be later than November 20, 2013 (the “Closing Date”);

WHEREAS, pursuant to Section 7.1.2 of the Purchase Agreement, the Parties agreed that the Seller or Purchaser may terminate the Purchase Agreement at any time after November 21, 2013 (the “Termination Date”).

WHEREAS, the Parties hereto desire to amend the Purchase Agreement to extend the date by which Purchaser is required to consummate the Acquisition from November 20, 2013 to January 31, 2014 under Section 1.5 and extend the Termination Date from November 21, 2013 to February 1, 2014.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows

Article I

Agreement

Section 1.01 Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Purchase Agreement.

Section 1.02 Amendment to the Purchase Agreement. As of the Effective Date (defined below), the Purchase Agreement is hereby amended as follows:

(a) Section 1.5 of the Purchase Agreement is hereby amended in its entirety to read as follows:

“Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in escrow via facsimile exchange of documents at such place and on such date as the parties may mutually determine no later than three (3) business days following the satisfaction or waiver of all conditions set forth in this Agreement but in any event no later than January 31, 2014 (the “Closing Date”).”

(b) Section 7.1.2 of the Purchase Agreement is hereby amended in its entirety to read as follows:

“by Seller or Purchaser at any time after February 1, 2014 (“Termination Date”),”

Section 1.03 Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Purchase Agreement will mean and be a reference to the Purchase Agreement as amended by this Amendment.

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Article II

Miscellaneous

Section 2.01 This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

Section 2.02 The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

Section 2.03 This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 2.04 Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accounts and legal counsel).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Amendment as of the day and year first above written.

SELLER:
MOBILE DATA SYSTEMS, INC.

By:	/s/ JOSEPH SPITERI
Joseph Spiteri
Chief Executive Officer and President

PURCHASER:
MOJO DATA SOLUTIONS, INC.

By:	/s/ JOSEPH SPITERI
Joseph Spiteri
Chief Executive Officer and President

Amendment to APA	Page 4